Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Binah Capital Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,600,000(2)	$2.135(3)	$3,416,000(3)	0.00015310	$522.99

Total Offering Amounts					$3,416,000		$522.99

Total Fee Offsets							—

Net Fee Due							$522.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”) of Binah Capital Group, Inc. (the “Company”) that become issuable under the Binah Capital Group, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 1,600,000 shares of Common Stock reserved for awards under the 2024 Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of the Common Stock on the Nasdaq Stock Market LLC on April 16, 2025.